UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): May 29, 2012

ION Geophysical Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12691	22-2286646
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2105 CityWest Blvd, Suite 400

Houston, Texas 77042-2839

(Address of principal executive offices, including Zip Code)

(281) 933-3339

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

On May 29, 2012, ION Geophysical Corporation (the “Company”) amended the terms of its senior secured credit facility (the “Credit Facility”) with China Merchants Bank Co., Ltd., New York Branch, as administrative agent and lender (“CMB”). The First Amendment to Credit Agreement and Loan Documents dated effective as of May 29, 2012 (the “First Amendment”) modified certain provisions of the Company’s senior credit agreement with CMB that it had entered into on March 25, 2010 (the “Credit Agreement”).

The original provisions of the Credit Facility governed the terms of a term loan to the Company in the original principal amount of $106.3 million, and provided for a revolving line of credit of up to $100.0 million in total borrowings outstanding (including outstanding letter of credit obligations). Under the Credit Agreement, up to $75.0 million (or its equivalent in foreign currencies) under the revolving line of credit under the Credit Facility had been available for direct borrowings by the Company, and up to $60.0 million (or its equivalent in foreign currencies) had been available for direct borrowings by ION International S.à r.l., a Luxembourg subsidiary (“ION Sàrl”), for the benefit of the Company’s foreign subsidiaries. However, the total amounts borrowed and outstanding at any one time under the revolving line of credit could not exceed $100.0 million under the Credit Agreement.

In addition, under the original provisions of the Credit Facility, the Company’s obligations under the Credit Facility were guaranteed by certain of its material U.S. subsidiaries, and ION Sàrl’s obligations as co-borrower were guaranteed by certain of the Company’s material U.S. and foreign subsidiaries, in each case that were parties to the Credit Agreement.

The terms of the First Amendment provided for, among other things, (i) the release of ION Sàrl and the Company’s other foreign subsidiaries from their obligations under the Credit Facility, (ii) an increase in the total maximum amount of outstanding revolving loan indebtedness that may be drawn under the Credit Facility, (iii) the conversion of the outstanding term loan indebtedness under the Credit Facility to revolving loan indebtedness , (iv) a reduction in the applicable interest margins on borrowings under the Credit Facility and (v) amendments to certain negative covenants contained in the Credit Agreement in order to better conform the terms of those covenants with the structural changes in the Credit Facility contemplated by the First Amendment.

As amended by the First Amendment, the Credit Facility now provides that the Company may make revolving credit borrowings in U.S. Dollars, Euros, British Pounds Sterling or Canadian Dollars up to an amount not to exceed the U.S. Dollar equivalent of $175.0 million, provided that the Company has agreed that no additional borrowings may be made at any time that the outstanding indebtedness under the revolving line of credit (principal, accrued interest and fees) exceeds the U.S. Dollar equivalent of $175.0 million. In addition, the outstanding term loan indebtedness under the Credit Facility ($98.25 million at May 29, 2012) was converted to revolving loan indebtedness, such that as of May 29, 2012, there was $98.25 million in total revolving credit indebtedness outstanding under the Credit Facility. There was no revolving credit indebtedness outstanding under the Credit Facility immediately prior to the conversion of the term loan. The First Amendment provided that all references to the term loan sub-facility under the Credit Facility should be disregarded and have no further effect or relevance to the Credit Facility.

The Company’s obligations under the Credit Facility continue to be guaranteed by certain of its material U.S. subsidiaries that are parties to the Credit Facility. In addition, INOVA Geophysical Equipment Limited, the Company’s 49% joint venture with BGP, Inc., continues to provide a bank stand-by letter of credit as credit support for the Company’s obligations under the Credit Agreement.

As amended by the First Amendment, the interest rates per annum on borrowings under the Credit Facility are now, at the Company’s option:

•

An alternate base rate equal to the sum of (i) the greatest of (a) the prime rate of CMB, (b) a federal funds effective rate plus 0.50%, or (c) an adjusted LIBOR-based rate plus 1.0%, and (ii) an applicable interest margin of 1.4% (reduced from 2.5%); or

•	For eurodollar borrowings and borrowings in Euros, Pounds Sterling or Canadian Dollars, the sum of (i) an adjusted LIBOR-based rate, and (ii) an applicable interest margin of 2.4% (reduced from 3.5%).

In addition, the First Amendment replaced the commitment fee (which was previously payable for the account of the lenders under the Credit Facility at a rate of 0.75% of the undrawn amount committed under the Credit Facility) with a facility fee payable for the account of the lenders at a rate of 0.60% per annum of the aggregate drawn and undrawn amounts committed under the Credit Facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The text set forth in Item 1.01 of this Current Report on Form 8-K regarding the execution and delivery of the First Amendment is incorporated into this item by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Description

10.1	First Amendment to Credit Agreement and Loan Documents dated May 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2012	ION GEOPHYSICAL CORPORATION

	By:	/s/ DAVID L. ROLAND

David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment to Credit Agreement and Loan Documents dated May 29, 2012.

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